EXHIBIT 23(f)



         We hereby consent to the reference to our name appearing herein under the captions entitled "Summary - The Merger - Opinion of Financial Advisor" and "The Merger - Reasons for the Merger; Recommendations of the Board of Directors
- Advice of Financial Advisors and Fairness Opinion" and "The Merger - Opinion of Financial Advisor." We further consent to the use of our letter to the Board of Directors of UVB concerning the fairness of the financial terms of the proposed merger, appearing as Annex B to the Joint Proxy Statement/Prospectus contained herein.





                                                   Arnold G. Danielson, Chairman



Rockville, Maryland
                     , 1996